EXHIBIT 10.1

The EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into effective as of January 1, 2015 (the “Effective Date”), by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation with a place of business at 5600 Blazer Parkway, Suite 200, Dublin, Ohio 43017-7550 (the “Company” or “Navidea”) and Thomas J. Klima, an individual residing at 1833 Shell Ring Circle, Mount Pleasant, S.C. 29466  (the “Executive”). The Company and Executive are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Company has offered to employ Executive as its Chief Executive Officer, and the Executive desires to accept such employment; and

WHEREAS, the Parties wish to establish terms, covenants, and conditions for the Executive’s employment with the Company through this Employment Agreement (the “Agreement").

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Parties hereto agree as follows:

1.    Duties.     From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company, as the Company’s Senior Vice President and Chief Commercial Officer and in such additional executive level position or positions as shall be assigned to him by the Company from time to time. While serving in the SVP and CCO position, the Executive shall report directly to, be responsible to, and shall take direction from Mr. Ricardo Gonzalez, Chief Executive Officer of the Company. The Executive shall, if requested, also serve as an officer of any affiliate of the Company for no additional compensation. During the Term of this Agreement (as defined in Section 2 below), the Executive agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that are assigned to him. The Executive shall also observe and abide by the corporate policies, personnel practices and rules, and decisions of the Company in all business matters.

The Executive represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Executive in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Executive (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Executive will promptly notify the Board of Directors of the Company of any additional positions undertaken or investments made by the Executive during the Term of this Agreement if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto. As long as the Executive’s other positions or investments in other firms do not create a conflict of interest, violate the Executive’s obligations under Section 6 below or cause the Executive to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Agreement.

2.
Term of this Agreement. Subject to Section 4 hereof, the Term of this Agreement shall be for a period commencing on January 1, 2015 and terminating January 1, 2017 (the “Term”), unless terminated earlier pursuant to the termination provisions set forth in Section 4 of this Agreement. At the end of the Term, and at the end of each Term thereafter, the Term of this Agreement shall automatically renew for a like two-year Term, unless either Party to this Agreement provides sixty (60) calendar days advanced written notice to the other Party, prior to the end of any Term, of the Party’s intent not to renew the Agreement for another Term. The Parties also understand and agree that any termination of this Agreement, whether at the end of a Term or as otherwise set forth in Section 4 of this Agreement, shall also terminate the Executive’s employment with the Company, unless otherwise agreed to in writing by the Company.

3.    Compensation. During the Term, the Company shall pay, and the Executive agrees to accept as full consideration for the services to be rendered by the Executive hereunder, compensation consisting of the following:

A.
Salary. Beginning on the first day of the Term, the Company shall pay the Executive a salary of Three Hundred Thousand Dollars ($270,000) per year (the “Base Salary”), subject to all applicable tax withholdings and deductions and payable in semi-monthly or monthly installments as requested by the Executive. The Compensation, Nominating and Governance Committee of the Board of Directors (the “Committee”) shall review the Executive's Base Salary on an annual basis and may increase or decrease the Base Salary based on its business judgment.

B.
Bonus. For each complete calendar year of the Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) equal to 30% of Base Salary (the "Target Bonus"), as in effect at the beginning of the applicable calendar year, based on achievement of annual corporate and individual target performance goals established by the Committee. The Committee will, on an annual basis, review the performance of the Company and of the Executive in relation to the target performance goals and will pay such Annual Bonus, as it deems appropriate, in its discretion, to the Executive based upon such review. Any bonus earned in any calendar year will be payable in the first calendar quarter of the following calendar year. In order to be eligible to receive payment of an Annual Bonus, the Executive must be employed by the Company as of the day of the applicable calendar year on which the Company pays the Annual Bonuses.

C.	Benefits. During the Term of this Agreement, the Executive will receive such employee benefits as are generally available to all employees of the Company.

D.
Stock Options and Incentives. The Committee may, from time to time, grant to the Executive stock options, restricted stock purchase opportunities and such other forms of equity-based incentive compensation as it deems appropriate, in its discretion, under the Company’s applicable plans which are then in effect. Additionally, in consideration of entering into this Agreement and as an inducement to Executive joining the Company, the Committee will grant Executive the stock options and shares of restricted stock as set forth in Exhibit A hereto and subject to the terms and conditions of the Company’s applicable plans. All awards of equity incentives shall be governed by a separate equity incentive award agreement, the equity incentive terms of which shall govern the rights of the Executive and the Company in the event of any conflict between such agreement and this Agreement; otherwise, this Agreement shall control the Executive’s employment with, termination from, and post-termination covenants owed to, the Company.

E.
Vacation and Sick/Personal Leave. The Executive shall be entitled to four (4) weeks of vacation and up to eighty (80) hours of sick/personal leave during each calendar year (prorated for partial years) during the Term of this Agreement, in accordance with the Company's vacation policies, as in effect from time to time.

F.
Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the timely presentation (preferably within no longer than two weeks of incurring the expense) by the Executive of an itemized account of such expenses.

G.
Clawback Policy. The Company’s obligation to pay any bonus or stock-based incentive compensation under paragraphs B. or D. of this Section 3, and the Executive’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board of Directors or the Committee (or any successor committee of the Board of Directors with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder.

4.	Termination.

A.
For Cause. The Company may terminate the employment of the Executive prior to the end of the Term of this Agreement “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Executive occasioned by:

i.
the failure by the Executive to cure a breach of a material duty imposed on the Executive under this Agreement or any other written agreement between Executive and the Company within 15 days after written notice thereof by the Company;

ii.
the continuation by the Executive after written notice by the Company of a violation of any Company personnel policy, work rule or directive, or continued neglect of a duty imposed on the Executive under this Agreement;

iii.	acts by Executive of fraud, embezzlement, theft or other material dishonesty directed against Navidea;

iv.
the Executive is formally charged with a felony (other than a traffic offense), or a crime involving moral turpitude, that in the reasonable good faith judgment of the Board of Directors, may result in material damage to the Company or its reputation, or would materially interfere with the performance of Executive’s obligations under this Agreement; or

v.
any condition which either results from the Executive’s substantial dependence, as reasonably determined in good faith by the Board of Directors, on alcohol, or on any narcotic drug or other controlled or illegal substance.

In the event of termination by the Company “for cause,” all of the Company’s payments of salary, benefits, and any other payments shall cease at the time of termination, and the Company shall have no further payment obligations to the Executive.

B.
Resignation. If the Executive resigns for any reason (except as otherwise defined in paragraph G of this Section 4), all salary, benefits, and any other payments by the Company shall cease at the time such resignation becomes effective. At the time of any such resignation, the Company shall pay the Executive the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

C.
Disability, Death. The Company may terminate the employment of the Executive prior to the end of the Term of this Agreement if the Executive has been unable to perform his duties hereunder or a similar job for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least six (6) months. The Executive agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion, at the request of the Company, made after the Executive has been absent from his place of employment for at least six (6) months. The Company shall pay for any requested examination. However, this provision does not abrogate either the Company’s or the Executive’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination “for cause.”

If during the Term of this Agreement, the Executive dies or the Executive’s employment is terminated because of the Executive’s disability, all salary, benefits and any other payments shall cease at the time of death or termination due to disability, provided, however, that the Company shall pay such other amounts or provide such other benefits required to be paid or provided to the Executive or the Executive's estate under any plan, program, policy, practice, contract, or arrangement in which the Executive or the Executive's estate is eligible to receive such payments or benefits from the Company, for the longer of twelve (12) months after such death or termination or the full unexpired Term of this Agreement on the same terms and conditions (including cost) as were applicable before such death or termination. In addition, for the first six (6) months of any disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder, that results in the Executive being unable to perform any gainful activity, the Company shall pay to the Executive the difference, if any, between any cash benefits received by the Executive from a Company-sponsored disability insurance policy and the Executive’s salary hereunder in accordance with paragraph A of Section 3 above. At the time of any such termination, the Company shall pay the Executive or Executive’s estate, the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Executive or Executive’s estate for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this paragraph C may not be exempt from federal income tax, then for a period of six (6) months after the date of the Executive’s termination, the Executive shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six-month period, the Executive or Executive’s estate shall receive from the Company a reimbursement of the amounts paid by the Executive.

D.
Termination Without Cause. A termination “without cause” is a termination of the employment of the Executive by the Company that is not “for cause” and not occasioned by the resignation, death or disability of the Executive. If the Company terminates the employment of the Executive without cause before the end of the Term of this Agreement, the Company shall, at the time of such termination, pay to the Executive the severance payment provided in paragraph F of this Section 4 together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination, and shall provide Executive with all benefits to which he is entitled under paragraph C of Section 3 above for the longer of eighteen (18) months or the full unexpired Term of this Agreement. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3.

If the Company terminates the employment of the Executive because it has ceased to do business or substantially completed the liquidation of its assets or because it has relocated its headquarters to another city and the Executive has decided not to relocate also, such termination of employment shall be deemed to be “without cause.”

E.
End of the Term of this Agreement. Upon sixty (60) calendar days advance written notice to Executive of the Company’s intent not to renew the Term of this Agreement, the Company may terminate the Agreement and the employment of the Executive at the end of the Term of this Agreement without any further payment obligation to Executive other than as set forth in this Section 4. E. he shall be an employee at will and his employment may be terminated at any time by either the Company or the Executive without notice and for any reason not prohibited by law or no reason at all. If the Company terminates the employment of the Executive at the end of the Term of this Agreement, the Company shall, at the time of its next regularly scheduled payroll cycle, pay to the Executive the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall also promptly reimburse the Executive for the amount of any reasonable expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above. At the discretion of the Company, the Company may offer to employ Executive as an at-will employee whose employment may be terminated at any time by either the Company or the Executive without notice and for any reason not prohibited by law, including for no reason. If Executive agrees to such at-will employment, the Company will establish the Executive’s duties, compensation, employee benefits, any bonus eligibility, any stock-incentive rights, vacation and sick/personal leave rights, and Sections 1., 2., 3.A. through 3.E., and 4.A. through 4.H. of this Agreement shall no longer apply to the Parties and will be null and void. All other provisions of this Agreement will remain in full force and effect, including all of Executive’s post-termination obligations and restrictive covenants set forth in this Agreement.

F.    Severance. If the employment of the Executive is terminated by the Company without cause before the end of the Term of this Agreement, then the Executive shall be paid, as a severance payment at the time of such termination the amount of Two Hundred Seventy Thousand Dollars ($270,000), subject to all applicable tax withholdings and deductions, together with the value of any accrued but unused vacation time.

G. Change of Control Severance. In addition to the rights of the Executive under the Company’s employee benefit plans (paragraph C of Section 3 above) but in lieu of any severance payment under paragraph F of this Section 4 above, if there is a Change of Control of the Company (as defined below) during the Term, and at the time of the Change of Control or within six (6) months after the Change of Control, the employment of the Executive is concurrently or subsequently terminated (i) by the Company without cause, or (ii) by the resignation of the Executive because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached this Agreement, the Company shall pay the Executive, as a severance payment, at the time of such termination, the amount of Four Hundred Five Thousand Dollars ($405,000), subject to all applicable tax withholdings and deductions, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination and shall provide him with all of the Executive benefits under paragraph C of Section 3 above for the longer of twelve (12) months or the full unexpired Term of this Agreement. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above. Notwithstanding the foregoing, before the Executive may resign pursuant to clause (ii) of this paragraph, the Executive shall deliver to the Company a written notice of the Executive’s intent to terminate his employment thereunder, and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

For the purpose of this Agreement, a Change of Control of the Company has occurred when: (a) any person (defined for the purposes of this paragraph G to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Navidea, an employee benefit plan created by its Board of Directors for the benefit of its employees, or a participant in a transaction approved by its Board of Directors for the principal purpose of raising additional capital, either directly or indirectly, or an Affiliate of such participant, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by Navidea having thirty percent (30%) or more of the voting power of all the voting securities issued by Navidea in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose; (b) a majority of the Directors elected at any meeting of the holders of voting securities of Navidea are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; (c) the stockholders of Navidea approve a merger or consolidation of Navidea with another person other than a merger or consolidation in which the holders of Navidea’s voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of Navidea approve a transfer of substantially all of the assets of Navidea to another person other than: (i) a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by Navidea or by the holders of Navidea’s voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event, or (ii) a transfer following which Navidea continues the operation of one or more lines of business that were operated by Navidea prior to the transfer, and a class of common stock of Navidea remains registered under Section 12 of the Securities Exchange Act of 1934. The parties hereto agree that for the purpose of determining the time when a Change of Control has occurred that if any transaction results from a definite proposal that was made before the end of the Term of this Agreement but which continued until after the end of the Term of this Agreement and such transaction is consummated after the end of the Term of this Agreement, such transaction shall be deemed to have occurred when the definite proposal was made for the purposes of the first sentence of this paragraph G of Section 4. Notwithstanding the foregoing, before the Executive may resign pursuant to clause (ii) of the first paragraph of this Section 4(G), the Executive shall deliver to the Company a written notice of the Executive’s intent to terminate his employment thereunder, and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

H.
Benefit and Stock Plans. In the event that a benefit plan, Stock Plan or award agreement which covers the Executive has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan, Stock Plan or award agreement shall control the disposition of the benefits or stock options.

I.
Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its related entities or affiliates.

J.
Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive's cooperation following termination of his employment. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable and pre-approved expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the date of termination.

5.
Proprietary Information Agreement. Executive has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Agreement in any manner, and the Executive shall act in accordance with the provisions of the Proprietary Information Agreement at all times during the Term of this Agreement.

6.	Non-Competition. Executive agrees that for so long as he is employed by the Company under this Agreement and for one (1) year thereafter, the Executive will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for his own account;

C.
become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

D.	solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply.

Nothing in this Agreement shall preclude Executive from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Agreement shall mean any business or enterprise:

a.
which is engaged in the development, commercialization or distribution of drugs and/or systems for use in detection, diagnosis or treatment of cancer, inflammatory or immune-related diseases, including without limitation the development, commercialization or distribution of radiopharmaceuticals for such purposes, or

b.	which reasonably could be understood to be competitive in the relevant market with products and/or systems described in clause a above, or

c.
in which the Company engages in during the Term of this Agreement pursuant to a determination of the Board of Directors and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

The covenant set forth in this Section 6 shall terminate immediately upon the substantial completion of the liquidation of assets of the Company.

7.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement, or otherwise arising under or in connection with Exectuive’s employment with or termination from the Company, shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8.    Attorneys’ Fees and Expenses. In the event that any action, suit, or other legal or equitable proceeding is brought by either Party to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, then the Party which substantially prevails in such action (whether by judgment or settlement) shall be entitled to recover from the other Party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys' fees and disbursements.

9.	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

10.
Jurisdiction; Service of Process. Except as otherwise provided in Section 7, any action or proceeding arising out of or relating to this Agreement, or arising out of or relating to Executive’s employment with or termination from the Company, shall be brought exclusively in the state or federal courts located in Franklin County, Ohio, and each of the parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world

11.
Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, AND/OR THE EMPLOYMENT OR BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND RELATED DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

13.
Compliance with Section 409A of the Internal Revenue Code. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder (“Section 409A”). If, when the Executive's employment with the Company terminates, the Executive is a "specified employee" as defined in Section 409A(a)(1)(B)(i), and if any payments under this Agreement, including payments under Section 4, will result in additional tax or interest to the Executive under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Agreement to the contrary, the Executive will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Executive's employment for reasons other than the Executive's death, (b) the date of the Executive's death, or (c) any earlier date that does not result in Section 409A Penalties to the Executive. As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a lump sum. Additionally, if any provision of this Agreement would subject the Executive to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A during any period in which an arrangement is permitted to comply operationally with Section 409A and before a formal amendment to this Agreement is required. For purposes of this Agreement, any reference to the Executive's termination of employment will mean that the Executive has incurred a "separation from service" under Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. To the extent that any reimbursements provided under this Agreement constitute deferred compensation subject to Section 409A, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

14.
Entire Agreement. This Agreement, together with the Proprietary Information Agreement referenced above, constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions, and preliminary agreements to this Agreement. This Agreement may not be amended except in writing executed by the parties hereto.

15.
Effect on Successors of Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto. Notwithstanding the above, the Executive recognizes and agrees that his obligation under this Agreement may not be assigned without the written consent of the Company. The Company, however, may assign its rights and obligations under this Agreement without any prior notice to the Executive.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.            EXECUTIVE

By: /s/ Ricardo J. Gonzalez                    /s/ Thomas J. Klima
    Ricardo J. Gonzalez, CEO                    Thomas J. Klima

EXHIBIT A

You will be eligible to participate in an employee stock option program, subject to the Board of Directors' Compensation, Nominating and Governance (CNG) Committee's approval, which upon vesting of the options will enable you to acquire shares of the Company's common stock, subject to all applicable plan terms and conditions.

In conjunction with your acceptance of and starting employment with the Company, stock options for 100,000 shares of the Company's common stock will be issued to you, subject to the terms of the Company's standard stock option agreement. The grant date for the options will be your first day of employment. The options will vest on an equal annual basis over four (4) years on each anniversary of your first date of employment and will be priced at the closing price on the date of the Company's receipt of your acceptance of this offer. No further vesting will occur if and when your employment with the Compnay is terminated, for whatever reason, whether by you or the Company.

In addition, in conjunction with your employment, you will be issued 100,000 shares of restricted stock of the Company, subject to the terms of the Company's standard restricted stock grant agreement. Specific vesting terms for the restricted stock grant will be agreed to by the Parties in connection with finalizing the grant documents.

Firmwide:130651930.1 076692.1000